Exhibit 23.6

CONSENT OF SEWARD & KISSEL LLP

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus (the “Prospectus”) contained in Amendment No. 1 to the Registration Statement on Form S-3 (the “Registration Statement”) of Eagle Bulk Shipping Inc. (the “Company”) dated the date hereof. We also hereby consent to the incorporation by reference in the Prospectus and Registration Statement of each reference to our firm and the discussion of advice provided by us under the section “Item 1. Business—Tax Considerations,” which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. In giving such consent, we do not hereby admit that we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to any part of the Registration Statement or Prospectus.

/s/ Seward & Kissel LLP

New York, New York

May 18, 2017